EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




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



                                   EXHIBIT 12
                             DENBURY RESOURCES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                               Nine months ended
                                 Years ended December 31,        September 30,
                              ----------------------------- ------------------------
                                                      Pro                     Pro
                                                     Forma                    Forma
                               1995    1996   1997   1997    1997    1998     1998
                              ------- ------ ------- ------ ------ -------- --------
Earnings:
Pretax income from
  continuing operations         1,081 14,056  23,798 24,601 16,878 (175,660)(171,820)
Fixed charges                   2,161  4,080   1,262    459    498   12,954    9,114
                              ------- ------ ------- ------ ------ -------- --------
      Earnings (losses)         3,242 18,136  25,060 25,060 17,376 (162,706)(162,706)
                              ------- ------ ------- ------ ------ -------- --------
Fixed Charges:
Interest expense                2,085  1,993   1,111    308    387   12,788    8,948
Interest component of rent
  expense                          76    116     151    151    111      166      166
Imputed preferred dividend         --  1,281      --     --     --       --       --
Preferred dividend tax effect      --    690      --     --     --       --       --
                              ------- ------ ------- ------ ------ -------- --------
      Fixed charges             2,161  4,080   1,262    459    498   12,954    9,114
                              ------- ------ ------- ------ ------ -------- --------
Ratio of earnings to fixed
  charges                         1.5    4.4    19.9   54.6   34.9      (a)      (a)
                              ======= ====== ======= ====== ====== ======== ========

(a) As a result of pre-tax losses of $175,660,000 and $171,820,000 incurred for the nine months ended September 30, 1998, on an actual and pro-forma basis, respectively, DRI was unable to cover its fixed charges of $12,954,000 and $9,114,000, respectively.


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